As filed with the Securities and Exchange Commission on November 19, 2021

Registration No. 333-26517

333-51133

333-34652

333-85700

333-138652

333-159656

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Post-Effective Amendment No. 1

Loral Space & Communications Inc.

(Exact name of registrant as specified in its charter)

Delaware	87-0748324
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Telesat Corporation

160 Elgin Street

Suite 2100

Ottawa, Ontario, Canada K2P 2P7

(613) 748-8700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Loral Space & Communications Ltd. Common Stock

Loral Space & Communications Ltd. 6% Series C Convertible Redeemable Preferred Stock

Loral Space & Communications Ltd. Series D Convertible Redeemable Preferred Stock Due 2007

Loral Space & Communications Inc. Voting Common Stock

Loral Space & Communications Inc. Non-Voting Common Stock

(Full title of the plan)

The Corporation Trust Company

1209 Orange Street

City of Wilmington, County of New Castle, Delaware 19801

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

COPIES TO

Christopher S. DiFrancesco Vice-President, General Counsel and Secretary c/o Telesat Corporation 160 Elgin Street Suite 2100 Ottawa, Ontario, Canada K2P 2P7 (613) 748-8700	John L. Robinson, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019 (212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

On November 23, 2020, Loral Space & Communications, Inc. (the “Registrant”) entered into Transaction Agreement and Plan of Merger, as amended on June 24, 2021 (as it may be amended from time to time, the “Transaction Agreement”) by and among Telesat Canada, Telesat Partnership LP (“Telesat Partnership”), Telesat Corporation (“Telesat Corporation”), Telesat CanHold Corporation, the Registrant, Lion Combination Sub Corporation (“Merger Sub”), Public Sector Pension Investment Board and Red Isle Private Investments Inc., pursuant to which Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Telesat Partnership. Pursuant to the Transaction Agreement, each share of the Registrant’s common stock was converted into the right to receive either one share of Telesat Corporation or one unit of Telesat Partnership that is exchangeable for one share of Telesat Corporation (the “Transaction”), subject to the terms and conditions therein (the “Transaction”).

This Post-Effective Amendment, filed by the Registrant, withdraws and removes from registration all unissued shares of common stock, par value $0.01 per share (“Common Stock”), of the Registrant and common stock, par value $0.01 per share (“Predecessor Common Stock”), and preferred stock of Loral Space & Communications Ltd. (“LSC Ltd”), under the following Registration Statements on Form S-3 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed with the U.S. Securities and Exchange Commission (the “SEC”), together with any and all plan interests and any other securities registered thereunder, without giving effect to any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increased the number of outstanding shares of Common Stock:

•	Registration Statement on Form S-3 (No. 333-26517), filed with the SEC on May 5, 1997, registering 14,908,093 shares of Series C convertible redeemable preferred stock of LSC Ltd (the “Series C Preferred Stock”) and 38,525,917 shares of Predecessor Common Stock, as amended by and Amendment No. 1 on June 17, 1996, registering: (i) 14,909,437 shares of the Series C Preferred Stock, (ii) 37,273,593 shares of Predecessor Common Stock, (iii) the resale by Alcatel Spacecom, a French company, of 5,461,306 shares of Predecessor Common Stock, (iv) the resale by Aerospatiale SNI, a French company, of 3,837,300 shares of Predecessor Common Stock and (v) the resale by the LB Partnerships of 7,500,000 shares of Predecessor Common Stock.
•	Registration Statement on Form S-3 (No. 333-51133), filed with the SEC on April 28, 1998, registering 16,000,000 shares of Predecessor Common Stock, as amended by an Amendment No. 1 on June 9, 1998, registering 20,000,000 shares of Predecessor Common Stock, as further amended by an Amendment No. 2 on June 17, 1998, registering 20,000,000 shares of Predecessor Common Stock, as further amended by Amendment No. 3 on June 23, 1998 and Amendment No. 4 on June 24, 1998.
•	Registration Statement on Form S-3 (No. 333-34652), filed with the SEC on April 12, 2000, registering the resale of 8,000,000 shares of 6% Series D Convertible Redeemable Preferred Stock due 2007 (the “Preferred Shares”) and 66,068,130 shares of Predecessor Common Stock.
•	Registration Statement on Form S-3 (No. 333-85700), filed with the SEC on April 5, 2002, registering 6,042,986 shares of common stock issuable by LSC Ltd from time to time upon exercise of warrants that LSC Ltd offered in LSC Ltd’s exchange offer with Loral Orion, Inc. (formerly known as Loral CyberStar, Inc.) in which holders of Loral Orion’s 11 1/4% Senior Notes due 2007 and its 12 1/2% Senior Discount Notes due 2007 exchanged their notes for Loral Orion’s new 10% Senior Notes due 2006 guaranteed by LSC Ltd and Loral Asia Pacific Satellite (HK) Limited, and warrants to purchase up to 6,042,986 shares of Predecessor Common Stock.
•	Registration Statement on Form S-3 (No. 333-138652), filed with the SEC on November 13, 2006, pertaining to a shelf registration of up to 7,180,629 Shares of Common Stock, as amended by an Amendment No. 1 dated as of August 11, 2008, registering for resale up to 7,182,737 shares of Common Stock.
•	Registration Statement on Form S-3 (No. 333-159656), filed with the SEC on June 2, 2009, pertaining to a shelf registration of up to 954,613 shares of voting Common Stock and up to 9,505,673 shares of non-voting Common Stock, as amended by that certain Pre-Effective Amendment No. 1, dated as of June 30, 2009.

As a result of the Transaction, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act, including the Registration Statements. In accordance with undertakings made in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold or unissued at the termination of the offering, the Registrant hereby removes from registration all such securities of the Registrant registered pursuant to the Registration Statements that remain unsold or unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ottawa, State of Ontario, Canada on November 19, 2021.

LORAL SPACE & COMMUNICATIONS INC.

By:	/s/ Christopher DiFrancesco
Name:	Christopher DiFrancesco
Title:	Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Goldberg	President and Chief Executive Officer (Principal Executive Officer,	November 19, 2021
Daniel Goldberg	Principal Financial Officer and Principal Accounting Officer)

/s/ Andrew Browne	Director	November 19, 2021
Andrew Browne

/s/ Christopher DiFrancesco	Director	November 19, 2021
Christopher DiFrancesco